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                                                                      EXHIBIT 12

                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                       SIX                                  YEAR ENDED DECEMBER 31
                                   MONTHS ENDED     ----------------------------------------------------------------------
                                  JUNE 30, 1998        1997           1996           1995           1994           1993
                                  -------------     ----------     ----------     ----------     ----------     ----------
 Fixed charges                      $  379,268      $  633,845     $  598,312     $  584,137     $  474,844     $  491,076
 Preferred stock dividends              11,144          25,457         36,356         39,334         38,876         38,592
                                    ----------      ----------     ----------     ----------     ----------     ----------
 Combined fixed charges and
   preferred stock dividends           390,412         659,302        634,668        623,471        513,720        529,668
 Net income (loss)                    (233,062)        159,926        127,228         77,359         85,579         94,256
                                    ----------      ----------     ----------     ----------     ----------     ----------
     Total                          $  157,350      $  819,228     $  761,896     $  700,830     $  599,299     $  623,924
                                    ==========      ==========     ==========     ==========     ==========     ==========
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                      0.40:1          1.24:1         1.20:1         1.12:1         1.17:1         1.18:1
                                    ==========      ==========     ==========     ==========     ==========     ==========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                       SIX                                  YEAR ENDED DECEMBER 31
                                   MONTHS ENDED     ----------------------------------------------------------------------
                                  JUNE 30, 1998        1997           1996           1995           1994           1993
                                  -------------     ----------     ----------     ----------     ----------     ----------
 Fixed charges                      $  217,515      $  352,348     $  283,974     $  223,751     $  139,188     $   80,923
 Preferred stock dividends              11,144          25,457         36,356         39,334         38,876         38,592
                                    ----------      ----------     ----------     ----------     ----------     ----------
 Combined fixed charges and
   preferred stock dividends           228,659         377,805        320,330        263,085        178,064        119,515
 Net income (loss)                    (233,062)        159,926        127,228         77,359         85,579         94,256
                                    ----------      ----------     ----------     ----------     ----------     ----------
     Total                          $   (4,403)     $  537,731     $  447,558     $  340,444     $  263,643     $  213,771
                                    ==========      ==========     ==========     ==========     ==========     ==========
 Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                    (0.02):1          1.42:1         1.40:1         1.29:1         1.48:1         1.79:1
                                    ==========      ==========     ==========     ==========     ==========     ==========



Note: Because of the loss on portfolio repositioning recorded in the second quarter of 1998, earnings were inadequate to cover combined fixed charges and preferred stock dividends both including and excluding CMO debt. Earnings of $233 million would be required to restore these ratios to 1:1.